Exhibit 4.11

CASH MANAGEMENT AGREEMENT

BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP,

as Guarantor

- and -

BANK OF MONTREAL,

as Cash Manager, GDA Provider, Seller, Servicer and Issuer

- and -

COMPUTERSHARE TRUST COMPANY OF CANADA,

as Bond Trustee

DATED AS OF SEPTEMBER 30, 2013

CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATION		2

1.1	Definitions	2
1.2	Interpretation	2
1.3	Schedules	2

ARTICLE 2 APPOINTMENT OF CASH MANAGER		2

2.1	Appointment	2
2.2	Duties prescribed by Transaction Documents	3

ARTICLE 3 THE CASH MANAGEMENT SERVICES		3

3.1	General	3
3.2	Approvals and Authorizations	3
3.3	Compliance with Transaction Documents	3
3.4	Compliance with the Asset Coverage Test, the Amortization Test, the Pre-Maturity Test and the Valuation Calculation	4
3.5	Indemnification	5

ARTICLE 4 PAYMENTS, ACCOUNTS, LEDGERS		5

4.1	Establishment of Bank Accounts	5
4.2	Ledgers	7
4.3	Cash Flows	8
4.4	Withdrawals	10
4.5	Bank Account Statements	11
4.6	Payments to Paying Agents	11
4.7	Deposits	11

ARTICLE 5 THIRD PARTY AMOUNTS		11

5.1	Third Party Amounts	11

ARTICLE 6 INTEREST RATE SWAP AGREEMENT		12

6.1	Computations	12
6.2	Termination of the Interest Rate Swap Agreement	12

ARTICLE 7 COVERED BOND SWAP AGREEMENT		12

7.1	Computations	12
7.2	Termination of the Covered Bond Swap Agreement	13

ARTICLE 8 NO LIABILITY		13

8.1	No Liability	13

ARTICLE 9 INFORMATION		13

9.1	Use of I.T. Systems	13
9.2	Access to Books and/or Records	14
9.3	Statutory Obligations	14
9.4	Information Covenants	15
9.5	Notice of Events of Default and Cash Manager Termination Event	16
9.6	Notification under Mortgage Sale Agreement	16

ARTICLE 10 REMUNERATION		16

10.1	Fee Payable	16
10.2	Payment of Fee	17

ARTICLE 11 COSTS AND EXPENSES		17

11.1	General	17
11.2	Responsibility	17

ARTICLE 12 REPRESENTATIONS, WARRANTIES AND COVENANTS OF CASH MANAGER		17

12.1	Representations, Warranties and Covenants	17
12.2	Duration of Covenants	19
12.3	Undertaking	19

ARTICLE 13 SERVICES NON-EXCLUSIVE		19

13.1	Services Non-Exclusive	19

ARTICLE 14 TERMINATION		19

14.1	Cash Manager Termination Events	19
14.2	Resignation of Cash Manager	21
14.3	Effect of Termination or Resignation	21
14.4	General Provisions Relating to Termination or Resignation	22

ARTICLE 15 FURTHER ASSURANCE, NO SET-OFF		23

15.1	Co-operation, etc.	23
15.2	Powers of Attorney	23
15.3	No Set-Off	24
15.4	Acknowledgement of Servicer and Seller	24
15.5	New Sellers, New Servicers and Successor Servicers	24

ARTICLE 16 BOND TRUSTEE		24

16.1	Change of Bond Trustee	24
16.2	Limitation of Liability of Bond Trustee	24

ARTICLE 17 LIMITATION OF LIABILITY		25

17.1	Limitation of Liability	25

- ii -

ARTICLE 18 CONFIDENTIALITY		25

18.1	Confidentiality	25

ARTICLE 19 NOTICES		26

19.1	Notices	26

ARTICLE 20 AMENDMENTS, VARIATION AND WAIVER		27

20.1	Amendments, Variation and Waiver	27

ARTICLE 21 NON-PETITION		28

21.1	Non-Petition	28

ARTICLE 22 NO AGENCY OR PARTNERSHIP		28

22.1	No Agency or Partnership	28

ARTICLE 23 ASSIGNMENT		28

23.1	Assignment	28
23.2	Assignment under Security Agreement	29

ARTICLE 24 GOVERNING LAW		29

24.1	Governing Law	29
24.2	Submission to Jurisdiction	29

ARTICLE 25 EXECUTION IN COUNTERPARTS		29

25.1	Execution in Counterparts	29

SCHEDULE 1		1

SCHEDULE 2		1

SCHEDULE 3		1

- iii -

THIS CASH MANAGEMENT AGREEMENT is made as of September 30, 2013

BETWEEN:

(1)

BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of Ontario, whose registered office is at 100 King Street West, Suite 6600, 1 First Canadian Place, Toronto, Ontario, M5X 1B8, by its managing general partner, BMO COVERED BOND GP, INC. (in its capacity as the Guarantor);

(2)

BANK OF MONTREAL, a bank named in Schedule I to the Bank Act, whose executive office is at 100 King Street West, 18th Floor, Toronto, Ontario, M5X 1A1, in its capacity as Cash Manager, GDA Provider, Seller, Servicer and Issuer; and

(3)

COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada, whose registered office is at 100 University Avenue, 11th Floor, Toronto, Ontario, Canada M5J 2Y1, in its capacity as Bond Trustee.

WHEREAS:

(A)	Under the terms of the Program, the Issuer will issue Covered Bonds from time to time on an Issue Date.

(B)	The net proceeds from the issuance of each Tranche of Covered Bonds will be added to the general funds of the Issuer.

(C)	The Guarantor will borrow funds under the Intercompany Loan Agreement, subject to the terms of the Intercompany Loan Agreement.

(D)

The Guarantor will use proceeds from the Intercompany Loan (i) to purchase Loans and their Related Security for inclusion in the Covered Bond Collateral pursuant to the terms of the Mortgage Sale Agreement; and/or (ii) to invest in Substitution Assets in an amount not exceeding the prescribed limit; and/or (iii) subject to complying with the Asset Coverage Test to make Capital Distributions to the Limited Partner; and/or (iv) to make deposits of the proceeds in the Guarantor Accounts (including, without limitation, to fund the Reserve Fund to an amount not exceeding the prescribed limit);

(E)

The Guarantor has provided a guarantee pursuant to which it has agreed to pay an amount equal to the Guaranteed Amounts when the same become Due for Payment but which would otherwise be unpaid by the Issuer.

(F)	The Cash Manager will provide Cash Management Services (as hereinafter defined) to the Guarantor and the Bond Trustee pursuant to the terms and subject to the conditions contained in this Agreement.

NOW THEREFORE, IT IS HEREBY AGREED that in consideration of the mutual covenants and agreements herein set forth, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

The Master Definitions and Construction Agreement made between the parties to the Transaction Documents on the date hereof (as the same may be amended, restated and/or supplemented from time to time, with the consent of the parties thereto) (the “Master Definitions and Construction Agreement”) is expressly and specifically incorporated into this Agreement and, accordingly, the expressions defined in the Master Definitions and Construction Agreement (as so amended, restated and/or supplemented) will, except where the context otherwise requires and save where otherwise defined herein, have the same meanings in this Agreement, including the recitals hereto and this Agreement will be construed in accordance with the interpretation provisions set out in Section 2 of the Master Definitions and Construction Agreement.

1.2	Interpretation

(a)	For purposes of this Agreement, “this Agreement” has the same meaning as Cash Management Agreement in the Master Definitions and Construction Agreement.

(b)

The parties hereto acknowledge that the Cash Manager is performing the Cash Management Services for and on behalf of the Guarantor pursuant to the terms of this Agreement and to the extent that anything herein is referred to as being done by the Cash Manager, such reference is deemed to include a reference to such thing being done by the Guarantor (or the Cash Manager on its behalf).

1.3	Schedules

The Schedules attached to this Agreement will, for all purposes of this Agreement, form an integral part of it.

ARTICLE 2

APPOINTMENT OF CASH MANAGER

2.1	Appointment

From the date hereof, until termination of this Agreement pursuant to Article 14 (Termination) hereof, the Guarantor hereby appoints the Cash Manager as its lawful agent to provide the cash management services set out in this Agreement (including without limitation Section 3.4) and in Schedule 1 and 2 hereto (together as, the “Cash Management Services”) and the Cash Manager hereby accepts such appointment on the terms and subject to the conditions of this Agreement. The Bond Trustee hereby consents to the appointment of the Cash Manager on the terms and conditions set out herein.

From the date hereof until the earlier of the termination of this Agreement pursuant to Article 14 (Termination) hereof and the occurrence of an Issuer Event of Default, the Issuer hereby appoints the Cash Manager as its lawful agent solely for the purpose of the preparation of Investor Reports pursuant to Section 9.4(b) and acknowledges the role of the Servicer in preparing such Investor Reports. The Cash Manager hereby accepts such appointment on the terms and subject to the conditions of this Agreement.

2.2	Duties prescribed by Transaction Documents

For the avoidance of doubt and in connection with the appointment made pursuant to Section 2.1 hereof, save as expressly provided elsewhere in this Agreement, nothing herein will be construed so as to give the Cash Manager any powers, rights, authorities, directions or obligations other than as specified in this Agreement and any other Transaction Documents.

ARTICLE 3

THE CASH MANAGEMENT SERVICES

3.1	General

The Cash Manager will provide the Cash Management Services set out in this Agreement. Unless otherwise agreed by the Bond Trustee, the Cash Management Services will be performed in the Province of Ontario and in the performance thereof the Cash Manager will not take or permit any action which would result in any Charged Property that is personal property to be located outside of the Province of Ontario.

3.2	Approvals and Authorizations

The Cash Manager will maintain, or procure the maintenance of, all approvals, authorizations, consents and licences required in connection with the activities of the Guarantor that is the subject of this Agreement and will prepare and submit, or procure the preparation and submission of, on behalf of the Guarantor, all necessary applications and requests for any further approvals, authorizations, consents or licences which may be required in connection with the activities of the Guarantor that is the subject of this Agreement and will, so far as it is reasonably able to do so, perform the Cash Management Services in such a way as not to prejudice the continuation of any such approvals, authorizations, consents or licences.

3.3	Compliance with Transaction Documents

The Cash Management Services shall include the Cash Manager using all reasonable efforts to cause the Guarantor to comply with all applicable legal requirements and with the terms of the Transaction Documents to which the Guarantor is a party, provided always that the Cash Manager, solely in its capacity as cash manager, shall not be required to lend or provide any sum to the Guarantor and shall have no liability whatsoever to the Guarantor, the Bond Trustee or any other person, in its capacity as cash manager, other than to the extent arising under this Agreement or from any failure by the Guarantor to make any payment due under any of the Transaction Documents. For greater certainty, the foregoing shall not relieve BMO from any failure to make or direct any payment due by BMO under any of the Transaction Documents, in any capacity other than as Cash Manager, including without limitation in its capacity as Issuer, Servicer, Seller, Intercompany Loan Provider, Interest Rate Swap Provider, Covered Bond Swap Provider or Limited Partner of the Guarantor.

3.4	Compliance with the Asset Coverage Test, the Amortization Test, the Pre-Maturity Test and the Valuation Calculation

Without limitation to the Cash Management Services described elsewhere in this Agreement, the Cash Manager hereby agrees:

(i)	on each Canadian Business Day, to determine whether the Pre-Maturity Test (as set out in the Guarantor Agreement) for each series of Hard Bullet Covered Bonds, if any, is satisfied;

(ii)

to do all calculations that are required to determine whether the Guarantor is in compliance with the Asset Coverage Test on each Calculation Date and to determine, on each Cash Flow Model Calculation Date, the Asset Percentage;

(iii)	following an Issuer Event of Default, to do all calculations that are required to determine whether the Guarantor is in compliance with the Amortization Test on each Calculation Date;

(iv)

at any time the Cash Manager is required to do so by the terms of the Intercompany Loan Agreement or requested to do so by the Issuer, to do all calculations which are required to determine (a) the balances outstanding on the Guarantee Loan and the Demand Loan, and (b) compliance with the Asset Coverage Test, in accordance with the terms of the Intercompany Loan Agreement as of the date reasonably requested or required in respect thereof;

(v)

to do all calculations which are required to determine the Valuation Calculation as of each Calculation Date on or before the Canadian Business Day at least two Canadian Business Days prior to the immediately following Guarantor Payment Date; and

(vi)	on or prior to each Calculation Date, to determine whether the Guarantor is in compliance with the Prescribed Cash Limitation,

and where required in connection therewith to give any and all notices to CMHC, the Guarantor, the Issuer and/or the Bond Trustee in the time and in the manner prescribed in the Guarantor Agreement, the Intercompany Loan Agreement, the Security Agreement or the CMHC Guide.

Not later than fifteen days following any Calculation Date in respect of which the Cover Pool Monitor is obliged, in accordance with Article 2 of the Cover Pool Monitor Agreement, to conduct tests of the calculations performed by the Cash Manager or in respect of a prior Calculation Date identified by the Cover Pool Monitor, the Cash Manager will provide the Cover Pool Monitor with the information described in Article 2 or Article 3, as applicable, of the Cover Pool Monitor Agreement.

3.5	Indemnification

The Cash Manager will indemnify each of the Guarantor and the Bond Trustee on demand for any loss, liability, claim, expense or damage suffered or incurred by either of them in respect of the dishonesty, bad faith, wilful misconduct, negligence or reckless disregard by the Cash Manager or any of its officers, employees or agents in carrying out its functions as Cash Manager under this Agreement or any other Transaction Document to which the Cash Manager is a party (in its capacity as such) in relation to such functions or as a result of a breach by the Cash Manager of any covenant, obligation, term or condition of this Agreement or any other Transaction Document to which the Cash Manager is a party (in its capacity as such) in relation to such functions.

ARTICLE 4

PAYMENTS, ACCOUNTS, LEDGERS

4.1	Establishment of Bank Accounts

The Cash Manager hereby represents, warrants and covenants to the Bond Trustee and Guarantor as follows:

(a)

that the GDA Account has been established on or before the date hereof pursuant to the Bank Account Agreement, Guaranteed Deposit Account Contract and the Security Agreement in the agreed form and will apply thereto as at the Program Date;

(b)

that the Transaction Account has been established on or before the date hereof pursuant to the Bank Account Agreement and the Security Agreement in the agreed form and will apply thereto as at the Program Date;

(c)	that it will use its best reasonable efforts to cause the GDA Account and the Transaction Account to be operative as at the Program Date;

(d)

that it will not knowingly create or permit to subsist any Security Interest in relation to the GDA Account or the Transaction Account, other than as created under or permitted pursuant to the terms of the Security Agreement or any other Transaction Document;

(e)	that it has entered into, on or before the date hereof, the Stand-By Guaranteed Deposit Account Contract and the Stand-By Bank Account Agreement;

(f)

that if one or more Rating Agencies downgrades or withdraws the ratings of the unsecured, unsubordinated and unguaranteed debt obligations of the Account Bank, or the issuer default rating of the Account Bank, as applicable, below the Account Bank Required Ratings (such an event an “Account Bank Ratings Downgrade”) or if the Bank Account Agreement is otherwise terminated for any reason except pursuant to Section 7.4(a) of the Bank Account Agreement, or an Issuer Event of Default occurs (provided that the Account Bank is the Issuer or an Affiliate thereof), it will:

(i)	within two (2) Canadian Business Days:

A.	serve a Stand-By Account Bank Notice on the Stand-By Account Bank with a copy to the Stand-By GDA Provider (if different than the Stand-By Account Bank); and

B.

establish the Stand-By GDA Account and the Stand-By Transaction Account in accordance with the terms of the Stand-By Guaranteed Deposit Account Agreement and the Stand-By Account Agreement and cause the amounts standing to the credit of the GDA Account held with the Account Bank to be transferred to the Stand-By GDA Account and the amounts standing to the credit of the Transaction Account, if any, to be transferred to the Stand-By Transaction Account in each case, promptly upon the establishment of such accounts and, in any event, within five (5) Canadian Business Days of the occurrence of any event requiring the serving of the Stand-By Account Bank Notice; and

(ii)

to the extent required but not practicable within the five (5) Canadian Business Day period referred to in Section 4.1(f)(i)(B), within 30 days, re-direct to the Stand-By GDA Account or the Stand-By Transaction Account, as applicable, all payments of principal, interest and other amounts under Loans and Substitution Assets that would have otherwise been payable to the GDA Account or the Transaction Account, as applicable; provided that during such 30 day period any such amounts received into the GDA Account or the Transaction Account, as applicable shall be transferred or otherwise deposited to the Stand-By GDA Account or the Stand-By Transaction Account, as applicable, within five (5) Canadian Business Days of receipt.

(g)

that if one or more Rating Agencies downgrades or withdraws the ratings of the unsecured, unsubordinated and unguaranteed debt obligations of the Stand-By Account Bank, or the issuer default rating of the Stand-By Account Bank, as applicable, below the Stand-By Account Bank Required Ratings (such an event a “Stand-By Account Bank Required Ratings Downgrade”) or if the Stand-By Bank Account Agreement is otherwise terminated for any reason except pursuant to Section 7.3(a) of the Stand-By Bank Account Agreement, it will within five (5) Canadian Business Days:

(i)	engage a replacement Stand-By Account Bank with ratings by the Rating Agencies equal to or greater than each of the Stand-By Account Bank Required Ratings and enter into a new bank account agreement (the “New Stand-By Bank Account Agreement”) and a new guaranteed deposit account contract (the “New Stand-By GDA Agreement”) substantially on the same terms as the Stand-By Bank Account Agreement and the Stand-By GDA Agreement; and

(ii)

direct the Stand-By Account Bank to transfer all funds held in the Guarantor Accounts to replacement accounts under the terms of the New Stand-By Bank Account Agreement and the New Stand-By GDA Agreement (it being understood that all such funds must be transferred within the five (5) Canadian Business Day period to such replacement accounts.

4.2	Ledgers

(a)	The Cash Manager will open and maintain in the books or records of the Guarantor certain Ledgers to be known as:

(i)	the Revenue Ledger;

(ii)	the Principal Ledger;

(iii)	the Reserve Ledger, if applicable;

(iv)	the Intercompany Loan Ledger;

(v)	the Payment Ledger;

(vi)	the Capital Account Ledgers; and

(vii)	the Pre-Maturity Liquidity Ledger;

and all the foregoing Ledgers will together reflect the aggregate of: (A) all amounts held by the Cash Manager for and on behalf of the Guarantor; (B) all amounts standing to the credit of the GDA Account (or, as applicable, the Stand-By GDA Account); and (C) all amounts invested in Substitution Assets for and on behalf of the Guarantor.

(b)

The Cash Manager will open and maintain in the books or records of the Guarantor the Intercompany Loan Ledger which will record amounts repaid in respect of each Advance borrowed under the Intercompany Loan in accordance with the terms and conditions of the Intercompany Loan Agreement.

(c)	The Cash Manager will make credits and debits to the Ledgers in accordance with Schedule 2 (Cash Management and Maintenance of Ledgers) hereto.

(d)	Without limiting any other provision, it will hold all cash solely in the Guarantor Accounts on a segregated basis and will not commingle with other funds.

4.3	Cash Flows

(a)	Subject to Section 4.3(b) below, the Cash Manager is hereby authorized to collect, receive and hold the following amounts for and on behalf of the Guarantor and the Bond Trustee:

(i)	all Revenue Receipts;

(ii)	all Principal Receipts;

(iii)	all Cash Capital Contributions;

(iv)

all amounts received by the Guarantor pursuant to the Interest Rate Swap Agreement; and any other amounts whatsoever received by or on behalf of the Guarantor after the date hereof (including, without limitation, the proceeds of any Advances made to the Guarantor under the Intercompany Loan where such proceeds have not been applied to acquire Loans and their Related Security, fund Additional Advances in respect of Loans sold by the Seller to the Guarantor, invest in Substitution Assets or make a Capital Distribution pursuant to the terms of the Guarantor Agreement).

(b)

The Cash Manager will cause all transfers, payments and/or withdrawals, as applicable, of amounts held by the Cash Manager for and on behalf of the Guarantor and the Bond Trustee and amounts standing to the credit of the Transaction Account (or, as applicable, the Stand-By Transaction Account) and the GDA Account (or, as applicable, the Stand-By GDA Account) to be made in accordance with the provisions of this Agreement and any other Transaction Documents.

(c)	The Cash Manager will procure that:

(i)	amounts received by the Guarantor under the Interest Rate Swap are promptly paid into the GDA Account (or, as applicable, the Stand-By GDA Account); and

(ii)	amounts payable by the Guarantor under the Interest Rate Swap are promptly paid from the GDA Account (or, as applicable, the Stand-By GDA Account).

(d)

The Cash Manager will procure that all interest earned on the Guarantor Accounts and all investment proceeds from any Substitution Assets purchased from amounts standing to the credit of the GDA Account (or, as applicable, the Stand-By GDA Account), are promptly credited to the GDA Account (or, as applicable, the Stand-By GDA Account).

(e)	The Cash Manager will procure that the proceeds of each Advance under the Intercompany Loan are applied in accordance with the Intercompany Loan Agreement and any other Transaction Documents.

(f)

Each of the payments into the GDA Account (or, as applicable, the Stand-By GDA Account) will be made forthwith upon receipt by the Guarantor (or the Cash Manager on its behalf) of the amount in question.

(g)

For the avoidance of doubt, as soon as reasonably practicable after becoming aware of the same, the Cash Manager will withdraw funds from any Guarantor Account if and to the extent that such funds were credited thereto in error and will use its commercially reasonable endeavours to ensure that such funds are applied correctly thereafter.

(h)

The Cash Manager will promptly notify each of the Guarantor and the Bond Trustee of any additional account permitted by the Transaction Documents which supplements or replaces any of the Guarantor Accounts and each of the parties hereto agrees to make any amendments to this Agreement that are required as a result of the establishment of any supplemental account.

(i)

Each of the Cash Manager and the Guarantor undertakes that, so far as it is able to procure the same, each of the Guarantor Accounts and all instructions and any applicable Mandate in relation thereto will continue to be operative and will not, save as permitted pursuant to the Bank Account Agreement, be changed without the prior written consent of the Bond Trustee (such consent not to be unreasonably withheld or delayed provided that each supplemental or replacement account will be subject at all times to a valid, perfected and first priority Security Interest in favour of the Bond Trustee on substantially the same terms as the security over the Guarantor Accounts granted to the Bond Trustee pursuant to the Security Agreement). For the avoidance of doubt, the Cash Manager may change the authorized signatories in respect of any instructions or any applicable Mandate relating to the Guarantor Accounts, without the prior written consent of the Bond Trustee, in accordance with Section 3.2 of the Bank Account Agreement.

(j)

Prior to (i) a Rating Agency withdrawing or downgrading the issuer default rating or the ratings of the unsecured, unsubordinated and unguaranteed debt obligations of the Cash Manager, as applicable, below the Cash Management Deposit Ratings, or (ii) a Covered Bond Guarantee Activation Event, funds held by the Cash Manager for or on behalf of the Guarantor will be used to make payments on or before the next following Guarantor Payment Date in accordance with Article 6 (Priorities of Payments) of the Guarantor Agreement and following any such payments to be made on the Guarantor Payment Date any remaining amounts held by the Cash Manager for or on behalf of the Guarantor will be deposited in the GDA Account (or the Stand-By GDA Account, as applicable).

(k)

At any time following (i) a Rating Agency withdrawing or downgrading the issuer default rating or the ratings of the unsecured, unsubordinated and unguaranteed debt obligations of the Cash Manager, as applicable, below the Cash Management Deposit Ratings, or (ii) a Covered Bond Guarantee Activation Event, the Cash Manager will be required to immediately direct the Servicer to deposit all Revenue Receipts and all Principal Receipts received by the Servicer directly into the GDA Account (or, as applicable, the Stand-By GDA Account) within the applicable time period specified for such deposit by the Servicer in accordance with the terms of the Servicing Agreement, and shall immediately remit any funds held by the Cash Manager for or on behalf of the Guarantor at such time directly into the GDA Account.

4.4	Withdrawals

The Cash Manager may make withdrawals:

(a)	on behalf of the Guarantor from the GDA Account (or, as applicable, the Stand-By GDA Account), but only:

(i)

if the Account Bank (or, as applicable, the Stand-By Account Bank) has confirmed to the Cash Manager that there are sufficient amounts standing to the credit of the GDA Account (or, as applicable, the Stand-By GDA Account) to make such withdrawal on such date;

(ii)

for payment of the funds to the Transaction Account (or, as applicable, the Stand-By Transaction Account) and application thereof in accordance with the applicable Priorities of Payments or in accordance with Schedule 2 (Cash Management and Maintenance of Ledgers) hereto or otherwise in accordance with the Transaction Documents; and

(iii)	until the occurrence of a Guarantor Event of Default and service of a Guarantor Acceleration Notice on the Guarantor of which the Cash Manager has received notice;

(b)

on behalf of the Guarantor from the Transaction Account (or, as applicable, the Stand-By Transaction Account) for application in accordance with the applicable Priorities of Payments and in accordance with Schedule 2 (Cash Management and Maintenance of Ledgers) hereto or otherwise in accordance with any other Transaction Documents, but only until the occurrence of a Guarantor Event of Default and service of a Guarantor Acceleration Notice on the Guarantor of which the Cash Manager has received notice; and

(c)

solely upon the direction of the Bond Trustee in accordance with the Security Agreement, from the GDA Account (or, as applicable, the Stand-By GDA Account) and the Transaction Account (or, as applicable, the Stand-By Transaction Account) following the occurrence of a Guarantor Event of Default and service of a Guarantor Acceleration Notice on the Guarantor of which the Cash Manager has received notice, but will not in carrying out its functions as Cash Manager under this Agreement otherwise make withdrawals from the Guarantor Accounts.

4.5	Bank Account Statements

The Cash Manager will take all reasonable steps to ensure that it receives a monthly bank statement from the Account Bank (or, as applicable, the Stand-By Account Bank) in relation to each of the Guarantor Accounts and that it furnishes a copy of such statements to the Guarantor and the Bond Trustee.

4.6	Payments to Paying Agents

Each of the Bond Trustee and the Guarantor agree that all amounts payable by the Covered Bond Swap Provider to the Guarantor under the Covered Bond Swap Agreement and in accordance with the applicable Priorities of Payments, will be paid directly to the Paying Agents, and the Guarantor (or the Cash Manager on its behalf) will direct the Covered Bond Swap Provider accordingly.

4.7	Deposits

Amounts (if any) held by the Cash Manager for and on behalf of the Guarantor or standing to the credit of the Transaction Account (or, as applicable, the Stand-By Transaction Account) which are not required to be applied in accordance with paragraphs (a) to (i) of the Pre-Acceleration Revenue Priority of Payments or paragraphs (a) to (f) of the Pre-Acceleration Principal Priority of Payments will, if applicable, be deposited by the Cash Manager and, in each case be credited to the appropriate ledger in the GDA Account on the Guarantor Payment Date.

ARTICLE 5

THIRD PARTY AMOUNTS

5.1	Third Party Amounts

The Cash Manager will withdraw any Third Party Amounts received by the Guarantor and standing to the credit of a Guarantor Account and pay the same to the Seller provided that there are sufficient amounts standing to the credit of the relevant Guarantor Account to meet such payment. Third Party Amounts due to the Seller will be paid by wire transfer to such account as may be specified by the Seller from time to time, promptly following a request for such withdrawal being received from the Seller. The Seller will pay such Third Party Amounts to the relevant third party.

ARTICLE 6

INTEREST RATE SWAP AGREEMENT

6.1	Computations

The Cash Manager will determine, in accordance with the terms of the Interest Rate Swap Agreement, the Receipt Ratio and the Average Loan Balance (each as defined in the Interest Rate Swap Agreement) in respect of the relevant Calculation Period and will notify the Guarantor and the Bond Trustee of such amounts and balances on the Canadian Business Day that is at least two days prior to the first Guarantor Payment Date following the relevant Calculation Period.

6.2	Termination of the Interest Rate Swap Agreement

If on or prior to the repayment in full of the final Tranche of the Covered Bonds then outstanding, the Interest Rate Swap Agreement is terminated other than as a result of an Event of Default (as defined in the Interest Rate Swap Agreement) where the Guarantor is the Defaulting Party (as defined in the Interest Rate Swap Agreement) or the delivery of a Guarantor Acceleration Notice to the Guarantor of which the Cash Manager has received notice or a partial termination of the Interest Rate Swap Agreement as a result of a sale of Loans and their Related Security by the Guarantor, then the Cash Manager (on behalf of the Guarantor) will enter into one or more new swaps with one or more third party swap provider(s) and the Bond Trustee, to hedge the risks being hedged under the terms of the Interest Rate Swap Agreement; provided that at any time that the Guarantor is Independently Controlled and Governed, the Guarantor shall have the discretion to refrain from hedging such risks. The Cash Manager may apply any termination payment received in respect of the foregoing from the Interest Rate Swap Provider for such purpose in accordance with Article 6 (Priorities of Payment) of the Guarantor Agreement.

ARTICLE 7

COVERED BOND SWAP AGREEMENT

7.1	Computations

Following the Covered Bond Swap Effective Date, the Cash Manager will determine, in accordance with the terms of the Covered Bond Swap Agreement, in respect of the relevant Calculation Period, the amount of principal payments to be made with respect to the Covered Bonds and will notify the Guarantor and the Bond Trustee of such amounts, balances and rates on the Canadian Business Day that is at least two days prior to the first Guarantor Payment Date following the relevant Calculation Period.

7.2	Termination of the Covered Bond Swap Agreement

If the Covered Bond Swap Agreement is terminated in respect of any Tranche of Covered Bonds on or prior to the repayment in full of such Tranche of Covered Bonds (other than as a result of an Event of Default (as defined in the Covered Bond Swap Agreement) where the Guarantor is the Defaulting Party (as defined in the Covered Bond Swap Agreement)) or the delivery of a Guarantor Acceleration Notice to the Guarantor or a partial termination of the Covered Bond Swap Agreement as a result of a sale of Loans and their Related Security by the Guarantor, then the Cash Manager (on behalf of the Guarantor and the Bond Trustee) will enter into a new swap to hedge the risks being hedged under the terms of the Covered Bond Swap Agreement; provided that at any time that the Guarantor is Independently Controlled and Governed, the Guarantor shall have the discretion to refrain from hedging such risks. The Cash Manager may apply any termination payment received in respect of the foregoing from the Covered Bond Swap Provider pursuant to the Covered Bond Swap Agreement for such purpose in accordance with Article 6 (Priorities of Payment) of the Guarantor Agreement.

ARTICLE 8

NO LIABILITY

8.1	No Liability

(a)

Save as otherwise provided in this Agreement, the Cash Manager will have no liability for the obligations of the Guarantor, the Bond Trustee and/or any other Person under any other Transaction Document or otherwise and nothing herein will constitute a guarantee, indemnity or similar obligation by or of the Cash Manager of or in relation to the obligations of either the Guarantor, the Bond Trustee and/or any other Person under any other Transaction Document.

(b)

For greater certainty, the Cash Manager will not be liable in respect of any loss, liability, claim, expense or damage suffered or incurred by the Guarantor, the Bond Trustee and/or any other Person as a result of the proper performance of the Cash Management Services by the Cash Manager save to the extent that such loss, liability, claim, expense or damage is suffered or incurred as a result of any dishonesty, bad faith, wilful misconduct, negligence or reckless disregard by the Cash Manager or any of its officers, employees or agents or as a result of a breach by the Cash Manager of any covenant, obligation, term or condition of this Agreement or any other Transaction Document to which the Cash Manager is a party (in its capacity as such) in relation to such functions.

ARTICLE 9

INFORMATION

9.1	Use of I.T. Systems

(a)

The Cash Manager represents and warrants that at the date hereof in respect of the software that is to be used by the Cash Manager in providing the Cash Management Services it has in place all necessary licences and/or consents from the respective licensor or licensors (if any) of such software.

(b)	The Cash Manager undertakes that it will for the duration of this Agreement, use commercially reasonable endeavours to:

(i)	ensure that the licences and/or consents referred to in paragraph (a) are maintained in full force and effect; and

(ii)

except in so far as it would breach any other of its legal obligations, grant to any Person to whom it may sub-contract or delegate the performance of all or any of its powers and obligations under this Agreement and/or to such Person as the Guarantor elects as a substitute cash manager (a “Substitute Cash Manager”) in accordance with the terms of this Agreement a licence to use any proprietary software together with any updates which may be made thereto from time to time.

(c)	The Cash Manager will use all commercially reasonable efforts to maintain in working order the information technology systems used by the Cash Manager in providing the Cash Management Services.

(d)

The Cash Manager will pass to any Person to whom it may sub-contract or delegate the performance of all or any of its powers and obligations under this Agreement and/or to such Person as the Guarantor and the Bond Trustee may select as a Substitute Cash Manager in accordance with the terms of this Agreement the benefit of any warranties in relation to the software insofar as the same are capable of assignment.

9.2	Access to Books and/or Records

Subject to all applicable laws, the Cash Manager will permit the Auditors, the Bond Trustee, the Custodian and any other Person nominated by the Bond Trustee or the Guarantor (in each case, to whom the Cash Manager has no reasonable objection) at any time during normal office hours upon reasonable notice to have access, or procure that such Person or Persons are granted access, to all books, records and accounts relating to the Cash Management Services provided by the Cash Manager and related matters in accordance with this Agreement.

9.3	Statutory Obligations

The Cash Manager will use commercially reasonable efforts, on behalf of the Guarantor, to prepare or cause to be prepared and filed all reports, annual returns, financial statements, statutory forms and other returns which the Guarantor is required by Law (including the CMHC Guide) or any regulatory authority having jurisdiction to prepare and file. If directed by the Guarantor, or requested by the Bond Trustee and consented to by the Guarantor (in its sole discretion), the Cash Manager will cause such accounts to be audited by the auditor appointed by the Guarantor in accordance with the terms of the Guarantor Agreement, and will procure so far as it is able so to do that the auditor will make a report thereon and copies of all such documents will be delivered to the Guarantor and the Bond Trustee as soon as practicable after the end of each accounting reference period of the Guarantor.

9.4	Information Covenants

(a)

With the assistance of the Issuer, the Cash Manager will establish and maintain a website for the Program (the “Program Website”) in accordance with, and the Cash Manager will post on the Program Website all information concerning the Program required by, the applicable requirements of the CMHC Guide.

(b)

Within 15 Canadian Business Days after the end of each month following the later of (i) the Program Date, and (ii) the First Issue Date, with the assistance of the Servicer, the Cash Manager will, prior to the occurrence of an Issuer Event of Default, on behalf of the Issuer, and following the occurrence of an Issuer Event of Default, on behalf of the Guarantor, prepare and provide the Guarantor, the Bond Trustee, the Seller and the Rating Agencies with the Investor Report, the form of which is attached hereto as Schedule 3 (Form of Investor Report), and, in the case of each Investor Report other than the Investor Report prepared in respect of the First Issue Date, make available on the Program Website. The Investor Report prepared in respect of the First Issue Date may be prepared on a pro forma basis (assuming an offering size).

(c)

The Cash Manager will provide, or cause to be provided, to the Guarantor and the Bond Trustee copies of any annual returns or financial statements referred to in Section 9.3 as soon as reasonably practicable after the preparation thereof.

(d)

The Cash Manager will (i) notify the Rating Agencies, CMHC and the Bond Trustee in writing as soon as reasonably practicable of the details of any material amendment to the Transaction Documents, of which the Cash Manager has notice, and (ii) provide the Rating Agencies, CMHC and/or Bond Trustee, as applicable, any other information relating to the Cash Manager, solely in its capacity as Cash Manager and in connection with its obligations under this Agreement, as the Rating Agencies and/or the Bond Trustee may reasonably request, provided that the Bond Trustee will not make such a request more than once every three months unless, in the reasonable belief of the Bond Trustee, an Issuer Event of Default or Potential Issuer Event of Default or a Guarantor Event of Default or Potential Guarantor Event of Default or a Cash Manager Termination Event (as defined in Section 14.1 hereof) has occurred and is continuing, and provided further that such request does not adversely and unreasonably interfere with the Cash Manager’s day-to-day provision of the Cash Management Services under the terms of this Agreement.

(e)

The Cash Manager will, at the request of the Bond Trustee, furnish the Bond Trustee and the Rating Agencies with such other information relating to its business and financial condition as it may be reasonable for the Bond Trustee to request in connection with this Agreement, provided that such request does not adversely interfere with the Cash Manager’s day-to-day provision of the Cash Management Services under the terms of this Agreement.

9.5	Notice of Events of Default and Cash Manager Termination Event

The Cash Manager will deliver to the Guarantor, the Bond Trustee, CMHC and the Rating Agencies as soon as reasonably practicable thereafter, but in any event within three (3) Canadian Business Days of becoming aware thereof, notice of any:

(a)

Cash Manager Termination Event or any event which, with the lapse of time and/or the issue, making or giving of any notice, certification, declaration, demand, determination and/or request and/or the taking of any similar action and/or the fulfilment of any similar condition, would constitute a Cash Manager Termination Event;

(b)	Issuer Event of Default or Potential Issuer Event of Default; or

(c)	Guarantor Event of Default or any Potential Guarantor Event of Default.

9.6	Notification under Mortgage Sale Agreement

The Cash Manager will notify the Guarantor and the Bond Trustee if it is aware that the purchase of any Loans and their Related Security on a Purchase Date would not satisfy the Rating Agency Condition.

ARTICLE 10

REMUNERATION

10.1	Fee Payable

(a)

Subject to paragraph (b) below, the Cash Manager will perform the Cash Management Services at no additional cost to the Guarantor and will not be entitled to compensation or reimbursement for performance of the Cash Management Services.

(b)

If the Cash Manager is replaced by a Substitute Cash Manager that is not a member of the BMO Group, such Substitute Cash Manager will be paid a cash management fee which will be agreed in writing between the Guarantor and such Substitute Cash Manager from time to time.

(c)

Unless and until otherwise agreed by the Guarantor and the Substitute Cash Manager in writing, the Guarantor is solely responsible for paying the cash management fee to the Substitute Cash Manager which is referred to in paragraph (b) above.

10.2	Payment of Fee

The cash management fee referred to in Article 10 (Remuneration) hereof, plus GST due thereon, will be paid to the Substitute Cash Manager, where applicable, in arrears on each Guarantor Payment Date in the manner contemplated by and in accordance with the provisions of the applicable Priorities of Payments.

ARTICLE 11

COSTS AND EXPENSES

11.1	General

Subject to and in accordance with the applicable Priorities of Payments and subject to Section 12.1(d), the Guarantor will on each Guarantor Payment Date reimburse the Cash Manager for all costs, expenses and charges (together with any applicable Taxes, due thereon) properly incurred by the Cash Manager in the performance of the Cash Management Services including any such costs, expenses or charges not reimbursed to the Cash Manager on any previous Guarantor Payment Date, and the Cash Manager will supply the Guarantor with an appropriate invoice with respect to such Taxes issued by it, or, if the Cash Manager has treated the relevant cost, expense or charge as a disbursement for GST purposes, by the Person making the supply.

11.2	Responsibility

Unless and until otherwise agreed by the Guarantor and the Cash Manager in writing, the Guarantor will be solely responsible for reimbursing the Cash Manager for the out-of-pocket costs, expenses and charges referred to in Article 11 (Costs and Expenses) hereof.

ARTICLE 12

REPRESENTATIONS, WARRANTIES AND COVENANTS OF CASH MANAGER

12.1	Representations, Warranties and Covenants

The Cash Manager hereby represents and warrants to, and covenants with, each of the Guarantor and the Bond Trustee that without prejudice to any of its specific obligations hereunder:

(a)

it will exercise and carry out its powers and obligations under this Agreement solely in the best interests of the Guarantor and the Bond Trustee, and in connection therewith, it will devote the degree of care, diligence and skill that a reasonable and prudent person would exercise in comparable circumstances;

(b)

it will comply with any proper directions, orders and instructions which the Guarantor or the Bond Trustee may from time to time give to it in accordance with the provisions of this Agreement and, in the event of any conflict, those of the Bond Trustee will prevail;

(c)

it will keep in force all licences, approvals, authorizations and consents which may be necessary in connection with the performance of the Cash Management Services and prepare and submit all necessary applications and requests for any further approval, authorization, consent or licence required in connection with the performance of the Cash Management Services;

(d)

save as otherwise agreed with the Guarantor and the Bond Trustee, it will provide free of charge to the Guarantor during normal office hours space, facilities, equipment and staff sufficient to fulfil the obligations of the Guarantor under this Agreement;

(e)

it will make all payments required to be made by it pursuant to this Agreement on the due date for payment thereof for value on such day without set-off (including, without limitation, in respect of any fees owed to it), abatement, deduction or counterclaim;

(f)

it will not, in its capacity as Cash Manager, without the prior written consent of the Bond Trustee (such consent not to be unreasonably withheld or delayed) and subject to any restrictions under other Transaction Documents and the CMHC Guide, agree to any amendments to or termination of any of the Transaction Documents, to which it is a party in its capacity as Cash Manager, save in accordance with their terms;

(g)

it possesses the necessary experience, qualifications, facilities and other resources to perform its responsibilities in relation to its duties and obligations hereunder and the other Transaction Documents to which it is a party;

(h)

it is and will continue to be in regulatory good standing and in material compliance with and under all Laws applicable to its duties and obligations hereunder and the other Transaction Documents to which it is a party;

(i)

it is and will continue to be in material compliance with its internal policies and procedures (including risk management policies) relevant to its duties and obligations hereunder and the other Transaction Documents to which it is a party;

(j)	it will exercise reasonable skill and care in the performance of its obligations hereunder and the other Transaction Documents to which it is a party;

(k)

it will comply with the CMHC Guide and all material legal and regulatory requirements applicable to the conduct of its business so that it can lawfully attend to the performance of its obligations hereunder and the other Transaction Documents to which it is a party; and

(l)

the unsecured, unsubordinated and unguaranteed debt obligations or the issuer default rating, as applicable, of the Cash Manager rated by each of the Rating Agencies are at or above each of the Cash Manager Required Ratings.

12.2	Duration of Covenants

The covenants of the Cash Manager in Section 12.1 hereof will remain in force until this Agreement is terminated but without prejudice to any right or remedy of the Guarantor and/or the Bond Trustee arising from breach of any such covenant prior to the date of termination of this Agreement.

12.3	Undertaking

The Cash Manager undertakes to notify the Guarantor and the Bond Trustee immediately if, at any time during the term of this Agreement, any of the statements contained in Section 12.1 ceases to be true. The representations, warranties and covenants set out in Section 12.1 will survive the signing and delivery of this Agreement.

ARTICLE 13

SERVICES NON-EXCLUSIVE

13.1	Services Non-Exclusive

Nothing in this Agreement will prevent the Cash Manager from rendering or performing services similar to those provided for in this Agreement to or for itself or other Persons, or from carrying on business similar to or in competition with the activities of the Guarantor, or the business of the Bond Trustee or any other Person party to any Transaction Document to which the Cash Manager is a party.

ARTICLE 14

TERMINATION

14.1	Cash Manager Termination Events

(a)	If any of the following events (each a “Cash Manager Termination Event”) occurs:

(i)

the Cash Manager defaults in the payment on the due date of any payment due and payable by it under this Agreement or in the performance of its obligations under Sections 4.3 and 4.4 hereof and such default continues unremedied for a period of five (5) Canadian Business Days after the earlier of the Cash Manager becoming aware of such default and receipt by the Cash Manager of written notice from the Bond Trustee requiring the same to be remedied; or

(ii)

the Cash Manager defaults in the performance or observance of any of its other covenants and obligations under this Agreement, or any representation or warranty of the Cash Manager is incorrect and such default continues unremedied for a period of thirty (30) days after the Cash Manager becoming aware of such default or misrepresentation; or

(iii)	an Insolvency Event occurs in respect of the Cash Manager;

(iv)

a Rating Agency downgrading or withdrawing the issuer default rating or the ratings of the unsecured, unsubordinated and unguaranteed debt obligations of the Cash Manager, as applicable, below the Cash Manager Required Ratings (unless the Cash Manager obtains an unconditional and unlimited guarantee of its obligations under this Agreement from a credit support provider whose unsecured, unguaranteed and unsubordinated debt ratings and issuer default ratings, as applicable, meet the requirements of the relevant Rating Agencies (including the Cash Manager Required Ratings) within thirty (30) days of the first downgrade below any of the Cash Manager Required Ratings); or

(v)

an Issuer Event of Default (A) occurs and is continuing, or (B) has previously occurred and is continuing, at any time that the Guarantor is Independently Controlled and Governed (provided that the Cash Manager is the Issuer or an Affiliate thereof), then the Guarantor and/or the Bond Trustee (x) may at once or at any time thereafter while such default continues by notice in writing to the Cash Manager or (y) in the case of an occurrence of a Cash Manager Termination Event described in paragraph 14.1(a)(iv) above at any time that the Guarantor is not Independently Controlled and Governed, shall, terminate its appointment as Cash Manager under this Agreement with effect from a date (not earlier than the date of the notice) specified in the notice; provided that any termination resulting from the occurrence of a Cash Manager Termination Event described in paragraph 14.1(a)(ii) above in respect of the Cash Manager’s default in the performance or observance of any of its covenants and obligations under this Agreement shall be subject to the consent of the Bond Trustee, which consent shall not be withheld unless the Bond Trustee determines that such termination would be materially prejudicial to the interests of the Covered Bondholders.

(b)

Upon the occurrence of a Cash Manager Termination Event described in paragraph 14.1(a)(iv) that is cured as provided for therein, the Guarantor shall forthwith notify CMHC of the identity of the guarantor of the Cash Manager’s obligations and the ratings by each of the Rating Agencies of the short-term, unsecured, unsubordinated and unguaranteed debt obligations of such guarantor or its issuer default rating, as applicable.

(c)

Upon termination of the appointment of the Cash Manager pursuant to this Section 14.1, the Guarantor will use commercially reasonable efforts to appoint a Substitute Cash Manager (but will have no liability to any Person in the event that, having used commercially reasonable endeavours, it is unable to appoint a Substitute Cash Manager).

(d)	Any Substitute Cash Manager:

(i)	must agree to enter into an agreement substantially on the same terms as the relevant provisions of this Agreement or on such terms as are satisfactory to the Guarantor and the Bond Trustee;

(ii)

must have cash management experience and is subject to the prior written approval of the Guarantor and the Bond Trustee (such consent not to be unreasonably withheld, delayed or made subject to conditions); and

(iii)	must be a party with respect to which the Rating Agency Condition has been satisfied.

14.2	Resignation of Cash Manager

The Cash Manager may resign and terminate its appointment as Cash Manager under this Agreement upon the expiry of not less than 12 months’ notice of termination given by the Cash Manager to the Guarantor and the Bond Trustee (or such shorter time as may be agreed between the Cash Manager, the Guarantor and the Bond Trustee) provided that:

(a)	a Substitute Cash Manager will be appointed, such appointment to be effective not later than the date of such resignation;

(b)	such Substitute Cash Manager has cash management experience and is approved by each of the Guarantor and the Bond Trustee, and has at least the Cash Manager Required Ratings;

(c)

the Substitute Cash Manager enters into an agreement substantially on the same terms as the relevant provisions of this Agreement (or on such terms as are satisfactory to the Guarantor and the Bond Trustee) and the Cash Manager will not be released from its obligations under the relevant provisions of this Agreement until such Substitute Cash Manager has entered into such new agreement and the rights of the Guarantor under such agreement are charged in favour of the Bond Trustee on terms satisfactory to the Bond Trustee. Any such agreement shall comply with the CMHC Guide and shall include a covenant on the part of the Substitute Cash Manager to comply with the CMHC Guide in the performance of its duties and obligations thereunder; and

(d)

the Rating Agency Condition has been satisfied with respect to such resignation and the appointment of the Substitute Cash Manager, unless otherwise agreed by an Extraordinary Resolution of the Covered Bondholders.

14.3	Effect of Termination or Resignation

(a)

On and after termination of the appointment or resignation of the Cash Manager under this Agreement pursuant to this Article 14, all authority and power of the Cash Manager under this Agreement will be terminated and be of no further effect and the Cash Manager will not thereafter hold itself out in any way as the agent of the Guarantor pursuant to this Agreement.

(b)	Upon termination of the appointment or resignation of the Cash Manager under this Agreement pursuant to this Article 14, the Cash Manager will:

(i)

forthwith deliver (and in the meantime hold on trust for, and to the order of, the Guarantor or the Bond Trustee, as the case may be) to the Guarantor or the Bond Trustee, as the case may be, or as the Guarantor or the Bond Trustee will direct (and in the event of a conflict between directions from the Guarantor and directions from the Bond Trustee, the directions of the Bond Trustee will prevail), all books of account, papers, records, registers, correspondence and documents in its possession or under its control relating to the affairs of or belongings of the Guarantor or the Bond Trustee, as the case may be (if practicable, on the date of receipt), any funds then held by the Cash Manager on behalf of the Guarantor or the Bond Trustee and any other assets of the Guarantor and the Bond Trustee;

(ii)

take such further action as the Guarantor or the Bond Trustee, as the case may be, may reasonably direct at the expense of the Cash Manager (including in relation to the appointment of a Substitute Cash Manager), provided that the Guarantor or the Bond Trustee, as the case may be, will not be required to take or direct to be taken such further action unless it has been indemnified to its satisfaction (and in the event of a conflict between the directions of the Guarantor and the directions of the Bond Trustee, the directions of the Bond Trustee will prevail);

(iii)

provide all relevant information contained on computer records in the form of a flat file and/or upon electronic media (including, but not limited to, CD-ROM) together with details of the layout of the files set out in such flat file and/or such electronic media; and

(iv)

co-operate and consult with and assist the Guarantor or the Bond Trustee or its nominee, as the case may be (which will, for the avoidance of doubt, include any Receiver appointed by it), for the purposes of explaining the file layouts and the format of the flat file/electronic media containing such computer records on the computer system of the Guarantor or the Bond Trustee or such nominee, as the case may be.

14.4	General Provisions Relating to Termination or Resignation

(a)

Termination of this Agreement, the termination or resignation of the Cash Manager and/or the appointment of a Substitute Cash Manager under this Agreement will be without prejudice to the liabilities of the Guarantor and the Bond Trustee to the Cash Manager or vice versa incurred befofre the date of such termination. No Cash Manager will have any right of set-off or any lien in respect of such amounts against amounts held by it on behalf of the Guarantor or the Bond Trustee.

(b)

This Agreement, except as otherwise agreed between the Guarantor and the Cash Manager and consented to by the Bond Trustee, will terminate automatically at such time as the Guarantor’s obligations under the Covered Bond Guarantee have been discharged and the Charged Property constituted by the Security Agreement has been released.

(c)	On termination of the appointment of the Cash Manager or resignation of the Cash Manager under the provisions of this Article 14, the Cash Manager will be entitled to receive all fees and other funds accrued up to (but excluding) the date of termination or resignation but will not be entitled to any other or further compensation. Such funds so receivable by the Cash Manager solely in its capacity as cash manager, will be paid by the Guarantor, on the dates on which they would otherwise have fallen due hereunder and under the terms of the Guarantor Agreement and the Security Agreement. For the avoidance of doubt, such termination or resignation will not affect the BMO’s rights to receive payment of all amounts (if any) due to it from the Guarantor other than in its capacity as cash manager under this Agreement.

(d)	Any provision of this Agreement which is stated to continue after termination of the Agreement will remain in full force and effect notwithstanding any termination of this Agreement.

(e)

Upon any termination or resignation of the Cash Manager hereunder, the Guarantor shall provide notice to CMHC of such termination or resignation and of the Cash Manager’s replacement contemporaneously with the earlier of (i) notice of such termination or resignation and replacement to a Rating Agency, (ii) notice of such termination or resignation and replacement being provided to or otherwise made available to Covered Bondholders, and (iii) five (5) Canadian Business Days following such termination or resignation and replacement (unless the replacement Cash Manager has yet to be identified at that time, in which case notice of the replacement Cash Manager may be provided no later than 10 Canadian Business Days thereafter). Any such notice shall include (if known) the reasons for the termination or resignation of the Cash Manager, all information relating to the replacement Cash Manager required by the CMHC Guide and the new agreement or revised and amended copy of this Agreement to be entered into with the replacement Cash Manager.

ARTICLE 15

FURTHER ASSURANCE, NO SET-OFF

15.1	Co-operation, etc.

The parties hereto agree that they will co-operate fully to do all such further acts and things and execute any further documents as may be necessary or desirable to give full effect to the arrangements contemplated by this Agreement.

15.2	Powers of Attorney

Without prejudice to the generality of Section 15.1 above, the Guarantor will upon request by the Cash Manager forthwith give to the Cash Manager such further powers of attorney or other written authorizations, mandates or instruments as are necessary to enable the Cash Manager to perform the Cash Management Services.

15.3	No Set-Off

BMO, as Cash Manager, as Seller, as Servicer and as GDA Provider agrees that it will not:

(a)

set-off or purport to set-off any amount which the Guarantor is or will become obliged to pay to it under this Agreement or any other Transaction Document against any amount from time to time standing to the credit of or to be credited to any of the Guarantor Accounts or any replacement or additional bank account of the Guarantor; or

(b)

make or exercise any claims or demands, any rights of counterclaim or any other equities against or withhold payment of any and all sums of money which may at any time and from time to time be standing to the credit of any of the Guarantor Accounts or any replacement of additional bank account of the Guarantor.

15.4	Acknowledgement of Servicer and Seller

Each of the Servicer and Seller acknowledge the Cash Management Services to be provided by the Cash Manager and agree to provide all information and assistance reasonably required by the Cash Manager in a timely fashion in order for the Cash Manager to comply with its obligations under this Agreement.

15.5	New Sellers, New Servicers and Successor Servicers

Each of the parties hereto agrees to make all changes that are reasonably necessary or desirable to this Agreement following the accession of a New Seller, New Servicer and/or Successor Servicer, as the case may be, to any one or more of the Transaction Documents.

ARTICLE 16

BOND TRUSTEE

16.1	Change of Bond Trustee

In the event that there is any change in the identity of the Bond Trustee or an additional Bond Trustee is appointed in accordance with the Security Agreement, as the case may be, the Cash Manager, solely in its capacity as cash manager, will execute such documents with any other parties to this Agreement and take such actions as such new Bond Trustee may reasonably require for the purposes of vesting in such new Bond Trustee the rights of the Bond Trustee under this Agreement and under the Security Agreement and while any of the Covered Bonds remain outstanding will give notice thereof to the Rating Agencies.

16.2	Limitation of Liability of Bond Trustee

(a)

For the avoidance of doubt, the Bond Trustee will, without prejudice to the obligations of the Guarantor, as the case may be, or any Receiver appointed pursuant to the Security Agreement in respect of such amounts, not be liable to pay any amounts due under Article 10 (Remuneration) and Article 11 (Costs and Expenses) hereof.

(b)

It is hereby acknowledged and agreed that by its execution of this Agreement the Bond Trustee will not assume or have any obligations or liabilities to the Cash Manager or the Guarantor under this Agreement notwithstanding any provision herein and that the Bond Trustee has agreed to become a party to this Agreement for the purpose only of taking the benefit of this Agreement and agreeing to amendments to this Agreement pursuant to Article 20 (Amendments, Variation and Waiver). For the avoidance of doubt, the parties to this Agreement acknowledge that the rights and obligations of the Bond Trustee are governed by the terms of the Security Agreement. Any liberty or right which may be exercised or determination which may be made under this Agreement by the Bond Trustee may be exercised or made in the Bond Trustee’s absolute discretion, without any obligation to give reasons therefor, and the Bond Trustee will not be responsible for any liability occasioned by so acting, except if acting in breach of the standard of care set out in Section 11.1 of the Security Agreement.

ARTICLE 17

LIMITATION OF LIABILITY

17.1	Limitation of Liability

BMO Covered Bond Guarantor Limited Partnership is a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is, except as expressly required by law, only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital.

ARTICLE 18

CONFIDENTIALITY

18.1	Confidentiality

During the continuance of this Agreement or after its termination, each of the Guarantor, the Cash Manager, the Seller, the Servicer, the GDA Provider and the Bond Trustee (in their respective capacities) will use their best endeavours not to disclose to any Person, firm, or company whatsoever any information relating to the business, finances or other matters of a confidential nature of any other party hereto of which it may exclusively by virtue of being party to the Transaction Documents have become possessed and will use all reasonable endeavours to prevent any such disclosure as aforesaid, provided however that the provisions of this Article 18 will not apply:

(a)	to any information already known to the recipient otherwise than as a result of entering into any of the Transaction Documents;

(b)	to any information subsequently received by the recipient which it would otherwise be free to disclose;

(c)	to any information which is or becomes public knowledge otherwise than as a result of the conduct of the recipient;

(d)

to any extent that the recipient is required to disclose the same pursuant to and in accordance with (i) the Transaction Documents, (ii) any law or order of any court of competent jurisdiction, (iii) any direction, request or requirement (whether or not having the force of law) of any central bank or any governmental or other authority (including, without limitation, any official bank examiners or regulators), or (iv) the CMHC Guide and the Covered Bond Legislative Framework;

(e)

to the extent that the recipient needs to disclose the same for determining the existence of, or declaring, an Issuer Event of Default, a Guarantor Event of Default or a Cash Manager Termination Event, the protection or enforcement of any of its rights under any of the Transaction Documents or in connection herewith or therewith or for the purpose of discharging, in such manner as it thinks fit, its duties under or in connection with such agreements in each case to such Persons as require to be informed of such information for such purposes; or

(f)

in relation to any information disclosed to the professional advisers of the recipient, a Purchaser of any Loans and their Related Security in accordance with the terms of the Transaction Documents, or (in connection with the review of current ratings of any Covered Bonds issued under the Program or with a prospective rating of any debt to be issued by the Issuer) to any Rating Agency or any prospective Substitute Cash Manager or prospective new Bond Trustee.

ARTICLE 19

NOTICES

19.1	Notices

Any notices to be given pursuant to this Agreement to any of the parties hereto will be in writing and will be sufficiently served if sent by prepaid first class mail, by hand or by e-mail or facsimile transmission and will be deemed to be given (if by facsimile transmission) when dispatched, (if by e-mail), when confirmation of receipt is received, (if delivered by hand) on the day of delivery if delivered before 5:00 p.m. (Eastern time) on a Canadian Business Day or on the next Canadian Business Day if delivered thereafter or on a day which is not a Canadian Business Day or (if by first class mail) when it would be received in the ordinary course of the post and will be sent:

(a)

in the case of Bank of Montreal in its capacity as Cash Manager, a Seller and a Servicer, to Bank of Montreal, at 100 King Street West, 18th Floor, Toronto, Ontario, M5X 1A1 (facsimile number 416-867-7193) for the attention of Senior Manager, Securitization Structuring;

(b)

in the case of the Guarantor, to BMO Covered Bond Guarantor Limited Partnership, c/o Bank of Montreal, at 100 King Street West, 18th Floor, Toronto, Ontario, M5X 1A1 (facsimile number 416-867-4166) for the attention of Senior Manager, Securitization Finance and Operations; and

(c)

in the case of the Bond Trustee, to Computershare Trust Company of Canada, 100 University Avenue, 11th Floor, Toronto, Ontario M5J 2Y1 (facsimile number 416-981-9777) for the attention of Manager, Corporate Trust, e-mail: corporatetrust.toronto@computershare.com;

or to such other physical or e-mail address or facsimile number or for the attention of such other person or entity as may from time to time be notified by any party to the others by written notice in accordance with the provisions of this Article 19.

ARTICLE 20

AMENDMENTS, VARIATION AND WAIVER

20.1	Amendments, Variation and Waiver

(a)

Subject to the terms of the Security Agreement, any amendments to this Agreement will be made only with the prior written consent of each party to this Agreement. No waiver of this Agreement shall be effective unless it is in writing and signed by (or by some person duly authorized by) each of the parties. No single or partial exercise of, or failure or delay in exercising, any right under this Agreement shall constitute a waiver or preclude any other or further exercise of that or any other right.

(b)

Each proposed amendment, variation or waiver of rights under this Agreement that is considered by the Guarantor to be a material amendment, variation or waiver, shall be subject to satisfaction of the Rating Agency Condition. For certainty, any amendment to (i) a Ratings Trigger provided for in this Agreement that lowers the ratings specified therein, or (ii) the consequences of breaching a Ratings Trigger provided for in this Agreement that makes such consequences less onerous, shall be deemed to be a material amendment. The Guarantor shall deliver notice to the Rating Agencies from time to time of any amendment, variation or waiver which does not require satisfaction of the Rating Agency Condition, provided that failure to deliver such notice shall not constitute a breach of the obligations of the Guarantor under this Agreement.

(c)

The Guarantor (or the Cash Manager on its behalf) will deliver notice to CMHC from time to time of any amendment, restatement or waiver with respect to which notice to CMHC is required by the CMHC Guide, provided that failure to deliver such notice will not constitute a breach of the obligations of the Guarantor under this Agreement.

(d)

Notwithstanding the foregoing, any amendment to this Agreement for the purposes of addressing changes to the CMHC Guide referenced in the proviso to the definition of “Latest Valuation” shall not require the consent of any party nor shall it require satisfaction of the Rating Agency Condition.

ARTICLE 21

NON-PETITION

21.1	Non-Petition

The Cash Manager, the GDA Provider, the Seller and the Servicer agree that they will not institute against, or join any other party in instituting against, the Guarantor, or any general partners of the Guarantor, any bankruptcy, reorganisation, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal, provincial or foreign bankruptcy, insolvency or similar law, for one year and one day after all Covered Bonds have been repaid in full. The foregoing provision will survive the termination of this Agreement by any party.

ARTICLE 22

NO AGENCY OR PARTNERSHIP

22.1	No Agency or Partnership

It is hereby acknowledged and agreed by the parties that nothing in this Agreement will be construed as giving rise to any relationship of agency, save as expressly provided herein, or partnership between the parties and that in fulfilling its obligations hereunder, each party will be acting entirely for its own account.

ARTICLE 23

ASSIGNMENT

23.1	Assignment

Subject always to the provisions of Section 23.2 herein, no party hereto will be entitled to assign all or any part of its rights or obligations hereunder to any other party without the prior written consent of each of the other parties hereto (which will not, if requested, be unreasonably withheld or delayed or made subject to conditions) save that the Guarantor will be entitled to assign whether by way of security or otherwise all or any of its rights under this Agreement and all or any of its interest in the Loans and their Related Security without such consent to the Bond Trustee pursuant to the Security Agreement and the Bond Trustee may at its sole discretion assign all or any of its rights under or in respect of this Agreement and all or any of its interest in the Loans and their Related Security without such consent in exercise of its rights under the Security Agreement. If any party assigns any of its obligations under this Agreement as permitted by this Agreement, such party will provide at least 10 Canadian Business Days’ prior written notice of such assignment to DBRS.

23.2	Assignment under Security Agreement

The parties hereto, other than the Bond Trustee and the Guarantor, acknowledge that on the assignment pursuant to the Security Agreement by the Guarantor to the Bond Trustee of the Guarantor’s rights under this Agreement, the Bond Trustee may enforce such rights in the Bond Trustee’s own name without joining the Guarantor in any such action (which right such Parties hereby waive) and such Parties hereby waive as against the Bond Trustee any rights or equities in its favour arising from any course of dealing between one or more of such parties and the Guarantor.

ARTICLE 24

GOVERNING LAW

24.1	Governing Law

This Agreement will be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

24.2	Submission to Jurisdiction

Each party to this Agreement hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario in any action or proceeding arising out of or relating to this Agreement.

ARTICLE 25

EXECUTION IN COUNTERPARTS

25.1	Execution in Counterparts

This Agreement may be executed in any number of counterparts (manually or by facsimile or pdf format), each of which when so executed will be deemed to be an original and all of which when taken together will constitute one and the same agreement.

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IN WITNESS WHEREOF the parties hereto have executed on the day and year first before written.

BANK OF MONTREAL, as Cash Manager, GDA Provider, Seller, Servicer and Issuer

By:	/s/ Cathy Cranston
	Name:	Cathy Cranston
	Title:	Senior Vice President, Finance & Treasurer

BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP by its managing general partner BMO COVERED BOND GP, INC.

By:	/s/ Chris Hughes
	Name:	Chris Hughes
	Title:	President and Secretary

COMPUTERSHARE TRUST COMPANY OF CANADA, as Bond Trustee

By:	/s/ Sean Pigott
	Name:	Sean Pigott
	Title:	Corporate Trust Officer

By:	/s/ Stanley Kwan
	Name:	Stanley Kwan
	Title:	Associate Trust Officer

SCHEDULE 1

THE CASH MANAGEMENT SERVICES

The Cash Manager will:

(a)

use amounts held for and on behalf of the Guarantor, and operate the Guarantor Accounts and ensure that payments are made into and from such accounts in accordance with this Agreement and any other applicable Transaction Document provided however that nothing herein will require the Cash Manager to make funds available to the Guarantor to enable such payments to be made other than as expressly required by the provisions of this Agreement and nothing herein will constitute a guarantee, indemnity or other similar obligation by or of the Cash Manager of or in relation to all or any of the obligations of the Guarantor under any of the Transaction Documents;

(b)	keep any records necessary for all Taxation purposes;

(c)

provide accounting services, including reviewing receipts and payments, supervising and assisting in the preparation of interim statements and final accounts and supervising and assisting in the preparation of Tax returns;

(d)

on behalf of the Guarantor, provided that such funds are at the relevant time available to the Guarantor, pay all the out-of-pocket expenses of the Guarantor, properly incurred by the Cash Manager on behalf of the Guarantor in the performance of the Cash Manager’s duties hereunder, including without limitation:

(i)	all Taxes which may be due or payable by the Guarantor;

(ii)

all registration, transfer, filing and other fees and other charges payable in respect of the sale by the Seller of the Initial Portfolio and any Additional Loans and their Related Security to the Guarantor;

(iii)	all necessary filing and other fees in compliance with regulatory requirements;

(iv)	all legal and audit fees and other professional advisory fees;

(v)	all communication expenses including postage, courier and telephone charges;

(vi)	all premiums payable by the Guarantor in respect of any insurance policies relating to the Loans in the Portfolio; and

(vii)

following the occurrence of an Issuer Event of Default and service of a Notice to Pay on the Guarantor, all fees payable to any stock exchange on which the Covered Bonds are listed but only if the Issuer has not otherwise paid those fees;

(e)

at the written request of the Guarantor or with the prior written consent of the Bond Trustee, invest funds standing from time to time to the credit of the GDA Account (or, as applicable, the Stand-By GDA Account) in Substitution Assets up to the limit prescribed in the Guarantor Agreement (any such purchase to be at the sole discretion of the Cash Manager), subject to the following provisions:

(i)	any such Substitution Assets will be purchased in the name of the Guarantor;

(ii)

if required by the Bond Trustee on or prior to purchasing any Substitution Assets, the Guarantor has entered into appropriate hedging arrangements with a hedge provider that has the requisite ratings to hedge against the interest rate risk (if any) associated with such Substitution Assets, in each case on terms that are satisfactory to the Bond Trustee;

(iii)	the Bond Trustee has at all times, a valid, perfected first priority Security Interest in any such Substitution Assets, including all hedge arrangements referred to in (ii) above;

(iv)	any costs properly and reasonably incurred in investing in, holding or disposing of any Substitution Assets will be reimbursed to the Cash Manager and the Bond Trustee by the Guarantor;

(v)

all income or other distributions arising on, or proceeds following the disposal or maturity of, any Substitution Assets will be credited to the GDA Account (or, as applicable, the Stand-By GDA Account);

(vi)

the Cash Manager will not be responsible (save where any loss, liability, claim, expense or damage suffered or incurred results from the Cash Manager’s own dishonesty, bad faith, wilful misconduct, gross negligence or reckless disregard or that of its officers, employees or agents) for any loss, liability, claim, expense or damage suffered or incurred by reason of any such Substitution Assets whether by depreciation in value or otherwise provided that such Substitution Assets were made in accordance with the above provisions; and

(vii)

following service of an Asset Coverage Test Breach Notice (until revoked) or a Notice to Pay on the Guarantor, the Cash Manager will take all commercially reasonable steps to sell the Substitution Assets then held in the name of the Guarantor and the Bond Trustee as quickly as reasonably practicable and for the best price then reasonably available and credit the proceeds thereof to the GDA Account (or, as applicable, the Stand-By GDA Account);

(f)

procure (so far as the Cash Manager, using all commercially reasonable endeavours, is able so to do) compliance by the Guarantor with all applicable legal requirements and with the terms of the Transaction Documents to which the Guarantor is a party, provided always that the Cash Manager will not lend or provide any sum to the Guarantor and the Cash Manager will have no liability whatsoever to the Guarantor, the Bond Trustee or any other Person for any failure by the Guarantor to make any payment due, or to perform its other obligations, under any of the Transaction Documents other than to the extent arising from the Cash Manager failing to perform any of its obligations under this Agreement (but without prejudice to the obligations of BMO in its separate capacities as a Servicer, a Seller, lender under the Intercompany Loan Agreement and as a Partner of the Guarantor);

(g) (i)

act as calculation agent pursuant to the terms of the Interest Rate Swap Agreement and make the calculations referred to therein and notify the Guarantor and the Bond Trustee of all amounts, balances and rates; and

(ii)

if on or prior to the repayment in full of the relevant Series of Covered Bonds, the Interest Rate Swap Agreement is terminated (other than as a result of an Event of Default (as defined in the Interest Rate Swap Agreement) where the Guarantor is the Defaulting Party (as defined in the Interest Rate Swap Agreement) or the service of an Guarantor Acceleration Notice on the Guarantor) or a partial termination of the Interest Rate Swap Agreement as a result of a sale of Loans and their Related Security by the Guarantor, purchase (on behalf of the Guarantor and the Bond Trustee) a new hedge against possible variances in the rate of interest payable on the Loans in the Portfolio (which may, for instance, include variable rates of interest or fixed rates of interest) and the amounts payable on the Intercompany Loan and (following the Covered Bond Swap Effective Date) the Covered Bond Swap Agreement (in each case, to the extent related to the Interest Rate Swap Agreement so terminated). The Cash Manager may apply any early termination payment received from the Interest Rate Swap Provider pursuant to the Interest Rate Swap Agreement for such purpose;

(h) (i)

act as calculation agent pursuant to the terms of the Covered Bond Swap Agreement and make the calculations referred to therein and notify the Guarantor and the Bond Trustee of all amounts, balances and rates, and

(ii)

if on or prior to the repayment in full of the relevant Series of Covered Bonds, the Covered Bond Swap Agreement is terminated (other than as a result of an Event of Default (as defined in the Covered Bond Swap Agreement) where the Guarantor is the Defaulting Party (as defined in the Covered Bond Swap Agreement) or the service of a Guarantor Acceleration Notice on the Guarantor), or a partial termination of the Covered Bond Swap Agreement as a result of a sale of Loans and their Related Security by the Guarantor, purchase (on behalf of the Guarantor and the Bond Trustee) a new swap to hedge against currency and/or other risks arising, following the Covered Bond Swap Effective Date, in respect of amounts received by the Guarantor under the Interest Rate Swap Agreement and amounts payable in respect of its obligations under the Covered Bond Guarantee. The Cash Manager may apply an early termination payment received from the Covered Bond Swap Provider pursuant to the relevant Covered Bond Swap Agreement for such purpose;

(i)

if an Investor Put is specified in the Final Terms Document for a Covered Bond, then and if to the extent specified in the applicable Final Terms Document, upon the Covered Bondholder giving the required notice in accordance with the Terms and Conditions, prior to the expiry of such notice, notify the Bond Trustee in writing whether there are sufficient funds available to pay any termination payment due to the Covered Bond Swap Provider;

(j)	assist the Auditors, if applicable, of the Guarantor and provide such information to the Auditors as the Auditors may reasonably request for the purpose of carrying out its duties as Auditors;

(k)

make all filings, give all notices and make all registrations and other notifications required in the day-to-day operation of the Guarantor or required to be given by the Guarantor pursuant to the Transaction Documents;

(l)

provide or procure the provision of secretarial and administration services to the Guarantor, including the keeping of all registers and the making of all returns and filings required by applicable law or regulatory authorities; and

(m)

at any time the Guarantor makes a repayment on the Demand Loan, in whole or in part, calculate the Asset Coverage Test, as of the date of repayment to confirm the then outstanding balance on the Demand Loan and that the Asset Coverage Test will be met on the date of repayment after giving effect to such repayment.

SCHEDULE 2

CASH MANAGEMENT AND MAINTENANCE OF LEDGERS

1.	Determination

(a)

The Managing GP (or the Cash Manager on its behalf) shall, on or before the Canadian Business Day that is at least two days prior to any Guarantor Payment Date, calculate the amount of Available Revenue Receipts and Available Principal Receipts available for distribution on the immediately following Guarantor Payment Date and the Reserve Fund Required Amount (if applicable).

(b)

Without prejudice to the obligations of the Calculation Agent, the Cash Manager will, if necessary, perform all currency conversions free of charge, cost or expense at the relevant exchange rate (for the purposes of any calculations referred to above, (i) all percentages resulting from such calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (e.g. 9.876541% being rounded down to 9.87654% and (ii) any currency amounts used in or resulting from such calculations will be rounded in accordance with the relevant market practice).

(c)	Each determination made in accordance with this paragraph 1 will (in the absence of demonstrable error) be final and binding on all Persons.

2.	Notification of Determinations

(a)

The Cash Manager may make all the determinations referred to in paragraph 1(a) on the basis that the amount of any Losses will not increase and on the basis of any other reasonable and proper assumptions as the Cash Manager considers appropriate (including without limitation as to the amount of any payments to be made or amounts received under the applicable Priorities of Payments during the period from and including the Guarantor Payment Date following the relevant Calculation Date to but excluding the next following Guarantor Payment Date).

The Cash Manager will notify the Guarantor and the Bond Trustee on request of any such other assumptions and will take account of any representations made by the Issuer and the Bond Trustee (as the case may be) in relation thereto.

(b)	Each determination made in accordance with this paragraph 2 will (in the absence of demonstrable error) be final and binding on all Persons.

(c)	The Cash Manager will procure that the determinations and notifications required to be made by the Guarantor pursuant to the Terms and Conditions of the Covered Bonds are made.

3.	Pre-Acceleration Revenue and Principal Priority of Payments

(a)

On each Guarantor Payment Date, the Guarantor or the Cash Manager on its behalf will transfer funds from the GDA Account (or, as applicable, the Stand-By GDA Account) to the Transaction Account (or, as applicable, the Stand-By Transaction Account) in accordance with Article 6 (Priorities of Payments) of the Guarantor Agreement.

(b)

Subject to Section 4.4 of the Cash Management Agreement, prior to a Covered Bond Swap Effective Date, the Cash Manager will cause the Available Principal Receipts and Available Revenue Receipts held by it for and on behalf of the Guarantor and standing to the credit of the Transaction Account to be applied on each Guarantor Payment Date in accordance with the Pre-Acceleration Revenue Priority of Payments or Pre-Acceleration Principal Priority of Payments, as applicable.

4.	Other Payments

Subject to Section 4.4 of the Cash Management Agreement, the Cash Manager agrees, and the Guarantor concurs, that (save as otherwise specified below) amounts may be transferred from the GDA Account (or, as applicable, the Stand-By GDA Account) to the Transaction Account (or, as applicable, the Stand-By Transaction Account), and the following payments may be made from the Transaction Account (or, as applicable, the Stand-By Transaction Account) (to the extent that withdrawal of those amounts would not cause the balance of the Transaction Account to become overdrawn) from amounts held by the Cash Manager for and on behalf of the Guarantor and used on any date:

(i)

if any amount has been received from a Borrower for the express purpose of payment being made to a third party for the provision of a service (including giving insurance cover) to either that Borrower or the relevant Seller (in relation to Loans sold by that Seller) or the Guarantor, to pay such amount when due to such third party or, in the case of the payment of an insurance premium, where such third party and the Cash Manager have agreed that payment of commission should be made by deduction from such insurance premium, to pay such amount less such commissions when due to such third party and to pay such commission to the Cash Manager and to pay any premiums in respect of any insurance policies obtained or held by the Guarantor in accordance with the terms of the Guarantor Agreement or relating to any Loan comprised in the Covered Bond Collateral;

(ii)

subject to Section 7.2 of the Mortgage Sale Agreement, to pay to any Person (including the Seller) any amounts due arising from any overpayment by any Person or arising from any reimbursement by any Person of any such overpayment (including, for the avoidance of doubt, where arising from the failure of a direct debit);

(iii)

subject to Section 7.2 of the Mortgage Sale Agreement, to pay when due (but subject to any right to refuse or withhold payment or of set-off that has arisen by reason of the Borrower’s breach of the terms of the relevant Mortgage or Loan) any amount payable to a Borrower under the terms of the Mortgage or the Loan to which that Borrower is a party;

(iv)

to pay when due and payable any amounts due and payable by the Guarantor to third parties and incurred without breach by the Guarantor of the Guarantor Agreement where payment is not provided for elsewhere in the Pre-Acceleration Revenue Priority of Payments or the Pre-Acceleration Principal Priority of Payments;

(v)	to refund any amounts due arising from the rejection of any payments in respect of a Loan and any other amounts which have not been received by the Guarantor as cleared funds; and

(vi)	to pay to the relevant Seller any amounts owed to the Seller(s) pursuant to Article 5 (Trust of Funds) of the Mortgage Sale Agreement.

5.	Use of Ledgers

(a)	The Cash Manager shall forthwith record monies received or payments made by it on behalf of the Guarantor in the Ledgers in the manner set out in this Agreement and the Guarantor Agreement.

(b)

A debit item shall only be made in respect of any of the Ledgers and the corresponding payment or transfer (if any) may only be made from amounts held for and on behalf of the Guarantor in the GDA Account (or, as applicable, the Stand-By GDA Account) or the Transaction Account (or, as applicable, the Stand-By Transaction Account), as the case may be, to the extent that such entry does not cause the relevant Ledger to have a debit balance.

(c)	Following the service of a Notice to Pay on the Guarantor:

(i)	the Cash Manager shall not be obliged to maintain the Ledgers other than the Capital Account Ledger and the Intercompany Loan Ledger; and

(ii)

the Cash Manager shall establish any new Ledgers required by the Guarantor or the Bond Trustee to record payments in respect of obligations of the Guarantor under the Covered Bond Guarantee or otherwise.

6.	Revenue Ledger

The Cash Manager shall ensure that:

(a)	the following amounts shall be credited to the Revenue Ledger:

(i)	all Revenue Receipts;

(ii)	all interest received by the Guarantor on the Guarantor Accounts;

(iii)	all amounts received by the Guarantor representing income on any such Substitution Assets;

(iv)

all amounts received by the Guarantor under any Interest Rate Swap Agreement on a Guarantor Payment Date (but excluding any early termination payments under the Swap Agreements and Swap Collateral Excluded Amounts); and

(v)

any other revenue income of the Guarantor which is not referred to in paragraphs (i) to (iv) above and which is not referred to in the receipts to be credited to the Principal Ledger in paragraph 7 below; and

(b)

any payment or provision made under the Pre-Acceleration Revenue Priority of Payments or made under paragraph 5 above (but only to the extent that such payment made under paragraph 5 has been recorded as a receipt on the Revenue Ledger), shall be debited to the Revenue Ledger.

7.	Principal Ledger

The Cash Manager shall ensure that:

(a)	all Principal Receipts shall be credited to the Principal Ledger; and

(b)

any payment or provision made under the Pre-Acceleration Principal Priority of Payments or made under paragraph 3 above (but only to the extent that such payment made under paragraph 3 has been recorded as a receipt on the Principal Ledger), shall be debited to the Principal Ledger.

8.	Capital Account Ledgers

(a)

The Cash Manager shall ensure that each Capital Contribution made by a Partner shall be credited to that Partner’s Capital Account Ledger or, as applicable, debited from that Partner’s Capital Account Ledger where a Capital Distribution has been made pursuant to Section 3.6 of the Guarantor Agreement. The Cash Manager shall record on each Partner’s Capital Account Ledger whether the relevant Capital Contribution was a Cash Capital Contribution or a Capital Contribution in Kind.

(b)	The Cash Manager shall ensure that each Capital Distribution to a Partner shall be debited to that Partner’s Capital Account Ledger.

9.	Reserve Ledger

The Cash Manager shall ensure that:

(a)

any amounts (or part thereof) borrowed by the Guarantor under the Intercompany Loan Agreement that are specifically required to be credited to the Reserve Fund, shall be credited to the Reserve Ledger; and

(b)	amounts shall be credited to the Reserve Ledger in accordance with the Pre-Acceleration Revenue Priority of Payments; and

(c)

amounts shall be debited to the Reserve Ledger on each Guarantor Payment Date in order to be applied in accordance with the Pre-Acceleration Revenue Priority of Payments or, as applicable, the Guarantee Priority of Payments.

10.	Intercompany Loan Ledger

The Cash Manager shall ensure that each Advance, each repayment, all payments of interest and repayments of principal on each Advance under the Intercompany Loan Agreement are recorded in the Intercompany Loan Ledger at the appropriate time.

11.	Payment Ledger

The Cash Manager shall ensure that all payments, and the Person to whom such payments are made and the source of such payments are recorded in the Payment Ledger at the appropriate time.

12.	Pre-Maturity Liquidity Ledger

The Cash Manager will ensure that all credits and debits of funds in respect of any Series of Hard Bullet Covered Bonds are recorded in the Pre-Maturity Liquidity Ledger at the appropriate time.

13.	Payments to Principal Paying Agent

Each of the Bond Trustee and the Guarantor agree that all amounts payable by the Cash Manager in respect of the Intercompany Loan or under the Covered Bond Guarantee, in accordance with the applicable Priorities of Payments, may be paid directly to the Principal Paying Agent.

SCHEDULE 3

FORM OF INVESTOR REPORT